Exhibit 99.1

LIMITED BRANDS REPORTS 2004 PRELIMINARY, UNAUDITED FOURTH

QUARTER AND FULL YEAR EARNINGS

— ANNOUNCES SHARE REPURCHASE PROGRAM —

— ANNOUNCES CHANGES IN LEASE RELATED ACCOUNTING —

— PROVIDES 2005 OUTLOOK —

Columbus, Ohio, February 24, 2005 — Limited Brands (NYSE: LTD) today reported preliminary, unaudited 2004 fourth quarter and full year results. Like many companies in the retail industry, the Company is reviewing its accounting for leases. Based on this review, the Company expects to restate its previously filed annual and quarterly financial statements as applicable. All results presented in this press release are preliminary and unaudited and exclude the impact of such review. The Company believes that the earnings impact in any given period will not be significant and that these adjustments will not change historical or future cash flows.

Fourth Quarter Results

Fourth quarter earnings per share increased 28% to $0.95 compared to $0.74 last year. Operating income was $688.7 million compared to $641.5 million last year, and net income was $415.8 million compared to $387.6 million last year.

Comparable store sales for the quarter ended January 29, 2005 increased 2% and net sales were $3.328 billion compared to sales of $3.231 billion last year.

2004 Results

On a reported basis, earnings per share were $1.54 for the year ended January 29, 2005 compared to $1.36 last year. Operating income was $1.088 billion compared to $963.1 million last year, and net income was $738.7 million compared to $716.8 million last year.

On an adjusted basis, year-to-date earnings per share increased 26% to $1.40 compared to $1.11 last year, operating income was $1.088 billion compared to $963.1 million last year, and net income was $670.6 million compared to $583.8 million last year.

Comparable store sales for the year ended January 29, 2005 increased 4% and net sales of $9.408 billion increased 5% compared to sales of $8.934 billion last year.

2005 Outlook

For 2005, the Company expects earnings growth of 13% to 15% versus 2004’s adjusted $1.40 per share, and expects earnings per share of $0.13 in the first quarter. The Company anticipates that February comps will be slightly negative versus its initial expectation of high single digit positive.

Additionally, as part of its ongoing strategy to return value to its shareholders, the Company announced that its Board of Directors has authorized a $100 million share repurchase plan. This additional repurchase plan follows the return of over $3.8 billion to shareholders in 2004 through share repurchases and dividends.

Changes in Lease Related Accounting

In connection with the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission (the “SEC”) on February 7, 2005 regarding certain operating lease and leasehold improvement accounting issues, the Company, like many other companies in the retail industry, further evaluated its accounting practices relative to these areas. As a result, the Company determined that its method of accounting for rent holidays and its method of accounting for the depreciation of leasehold improvements should be changed as more fully described below.

Historically, the Company had recognized the straight line rent expense for leases beginning on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period (or rent holiday) of its stores from the calculation of the period over which it expenses rent. After further evaluation of the SEC’s views and consultation with its external auditors, the Company determined that it will include the build-out period in its calculation of straight line rent expense in accordance with Financial Accounting Standards Board Technical Bulletin No. 85-3, “Accounting for Operating Leases with Scheduled Rent Increases” and will change its straight line rent accrual and deferred lease credits accordingly.

In addition to the above, the Company has historically depreciated leasehold improvements over a period of up to 10 years, which in some cases, largely due to remodeling activity, extended beyond the contractual lease term. After consultation with its external auditors, the Company will retroactively change the estimated useful lives of leasehold improvements to now conform to the lesser of the useful life or the contractual term of the lease, which will result in additional depreciation expense for leasehold improvements whose useful life extends beyond lease term.

Adjusted Results

Adjusted results, which are non-GAAP financial measures, are presented in order to improve investors’ understanding of historical and expected financial results and improve comparability of financial information from period to period. Adjusted results as reported above reflect the following:

Adjustments Related to New York & Company:

•	Adjustment to exclude a third quarter 2004 pretax non-operating gain of $45.7 million, or $0.06 per share, related to the New York & Company initial public offering.

•	Adjustment to exclude a first quarter 2004 pretax non-operating gain of $44.9 million, or $0.06 per share, resulting from the repayment of New York & Company’s $75 million subordinated note held by Limited Brands plus accrued interest of approximately $10 million. The note was repaid prior to its scheduled maturity of November 26, 2009. Additionally, New York & Company purchased warrants representing approximately 13% of New York & Company’s common equity held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

Adjustment Related to Galyan’s Trading Company:

•	Adjustment to exclude a second quarter 2004 pretax non-operating gain of $17.6 million, or $0.02 per share, resulting from the sale of the Company’s remaining interest in Galyan’s Trading Company.

Adjustments Related to Alliance Data Systems:

•	Adjustment to exclude a first quarter 2003 pretax non-operating gain of $79.7 million, or $0.09 per share, resulting from the sale of approximately half of the Company’s interest (7 million shares) in Alliance Data Systems Corporation (NYSE: ADS) in a secondary offering.

•	Adjustment to exclude a third quarter 2003 pretax, non-operating gain of $128.4 million, or $0.16 per share, resulting from the sale of the Company’s remaining interest (7.5 million shares) in ADS in a secondary offering.

Please refer to the attached income statements for the quarter and year for a reconciliation of reported and adjusted results.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,779 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the fourth quarter earnings call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2005 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the fourth quarter earnings call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service our debt, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production, including risks related to the disruption of imports by labor disputes; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the fourth quarter earnings call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

# # #

For further information, please contact:

Tom Katzenmeyer

SVP, Investor, Media and Community Relations

Limited Brands, Inc.

614-415-7076

www.Limitedbrands.com

(attachments: Consolidated Statements of Income and Reconciliation of Adjusted Results, pages 4-5)

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS

THIRTEEN WEEKS ENDED JANUARY 29, 2005 AND JANUARY 31, 2004

(Unaudited)

(In thousands except per share amounts)

	2004	2003
Net Sales	$3,328,422	$3,230,918
Gross Income	1,352,291	1,341,103
General, Administrative and Store Operating Expenses	(663,617)	(699,611)

Operating Income	688,674	641,492
Interest Expense	(21,342)	(11,733)
Interest Income	7,013	8,637
Other Income (Loss)	4,461	(3,749)

Income Before Income Taxes	678,806	634,647
Provision for Income Taxes	263,000	247,000

Net Income	$415,806	$387,647

Net Income Per Share	$0.95	$0.74

Weighted Average Shares Outstanding	438,850	525,165

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

LIMITED BRANDS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RECONCILIATION OF ADJUSTED RESULTS

FIFTY-TWO WEEKS ENDED JANUARY 29, 2005 AND JANUARY 31, 2004

(Unaudited)

(In thousands except per share amounts)

	2004			2003
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Net Sales	$9,408,312	—	$9,408,312	$8,934,091	—	$8,934,091
Gross Income	3,439,499	—	3,439,499	3,250,843	—	3,250,843
General, Administrative and Store Operating Expenses	(2,351,365)	—	(2,351,365)	(2,287,761)	—	(2,287,761)

Operating Income	1,088,134	—	1,088,134	963,082	—	963,082
Interest Expense	(58,266)	—	(58,266)	(61,818)	—	(61,818)
Interest Income	30,569	—	30,569	62,754		62,754
Other Income (Loss)	99,686	(90,525)	9,161	(6,250)	—	(6,250)
Gain on Investees’ Stock	17,617	(17,617)	—	208,042	(208,042)	—

Income From Continuing Operations Before Income Taxes	1,177,740	(108,142)	1,069,598	1,165,810	(208,042)	957,768
Provision for Income Taxes	439,000	(40,000)	399,000	449,000	(75,000)	374,000

Net Income	$738,740	$(68,142)	$670,598	$716,810	$(133,042)	$583,768

Net Income Per Share	$1.54		$1.40	$1.36		$1.11

Weighted Average Shares Outstanding	478,621		478,621	525,731		525,731

See Attached Notes to Consolidated Statements of Income and Reconciliation of Adjusted Results.

LIMITED BRANDS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND

RECONCILIATION OF ADJUSTED RESULTS

The “Adjusted Results” provided in the attached unaudited Consolidated Statements of Income and Reconciliation of Adjusted Results are non-GAAP financial measures and reflect the following:

Fiscal 2004

In the first quarter of 2004, adjusted results exclude a $44.9 million pretax, non-operating gain resulting from the early collection of New York & Company’s $75 million subordinated note held by Limited Brands and the sale of New York & Company’s warrants held by Limited Brands, for $20 million. The note and warrants were part of the consideration received by Limited Brands for the sale of New York & Company in November 2002.

In the second quarter of 2004, adjusted results exclude a $17.6 million pretax, non-operating gain resulting from the sale of our remaining interest in Galyan’s Trading Company.

In the third quarter of 2004, adjusted results exclude a $45.7 million pretax, non-operating gain related to proceeds that the Company received in connection with New York & Company’s initial public offering.

Fiscal 2003

In the first quarter of 2003, adjusted results exclude a $79.7 million pretax, non-operating gain resulting from the sale of approximately one-half of the Company’s investment in Alliance Data Systems Corporation.

In the third quarter of 2003, adjusted results exclude a $128.4 million pretax, non-operating gain resulting from the sale of the Company’s remaining interest in ADS.

The Unaudited Adjusted Consolidated Statements of Income should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles. Further, the Company’s definition of adjusted income information may differ from similarly titled measures used by other companies. While it is not possible to predict future results, management believes the adjusted information is useful for the assessment of the ongoing operations of the Company. The Unaudited Adjusted Consolidated Statements of Income should be read in conjunction with the Company’s historical financial statements and notes thereto contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K.